                               SCHLOTZSKY'S, INC.
                               203 COLORADO STREET
                               AUSTIN, TEXAS 78701

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 26, 2000

Dear Shareholder:

         You are invited to attend the 2000 Annual Meeting of the Shareholders of Schlotzsky's, Inc., a Texas corporation (the "Company") to be held at the Driskill Hotel, 604 Brazos Street, Austin, Texas on Friday, May 26, 2000, at 9:00 a.m., central daylight time. Following a report on the Company's business operations, shareholders will act on the following:

1. The election of two Class B directors to the Board of Directors to serve until the 2003 Annual Meeting of Shareholders or until their respective successors have been duly elected or appointed;

2. The ratification and approval of the Board's selection of Grant Thornton LLP to serve as the Company's auditors for the 2000 fiscal year.

         Your Board urges you to vote FOR the nominees to the Board and the ratification of the selection of the Company's auditors. The enclosed Proxy Statement includes information relating to these matters. Additionally, shareholders may be asked to transact such other business as may properly come before the meeting.

         All shareholders of record as of the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

         The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

                                       By Order of the Board of Directors,

                                       JOHN C. WOOLEY
                                       Chairman of the Board and President

April 19, 2000

                               SCHLOTZSKY'S, INC.
                               203 COLORADO STREET
                               AUSTIN, TEXAS 78701

                                 PROXY STATEMENT

                                  INTRODUCTION

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Schlotzsky's, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held May 26, 2000, at 9:00 a.m. central daylight time, in the Driskill Hotel, located at 604 Brazos Street, Austin, Texas 78701, and any adjournments thereof. All shares represented by proxies will be voted at the meeting in the manner directed thereon or, if no directions are made, the shares represented by such proxies will be voted FOR the election of the nominees for director as noted on the enclosed proxy, and FOR the ratification and approval of the selection of auditors made by the Board of Directors. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that as to any such other matters, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder. Any shareholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting their shares in person or by giving written notice to Jeffrey J. Wooley, Secretary of the Company, at 203 Colorado Street, Austin, Texas 78701, stating that the proxy has been revoked.

        This proxy statement is first being mailed to the shareholders of the Company on or about April 19, 2000. It is contemplated that solicitation of proxies will be by use of the mails only, but directors, officers and regular employees of the Company may solicit the return of proxies in person, or by telephone or telecopy. Such directors, officers and employees will not receive additional remuneration, other than out-of-pocket expenses, with respect to solicitation of proxies. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares to request authority for execution of the proxies and will be reimbursed for their expenses. The Company will pay all costs of this solicitation of proxies from its shareholders.

                                QUORUM AND VOTING

        The close of business on April 7, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 7,430,072 shares of Company common stock, no par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

        The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at the meeting and a majority vote of the shares present in person or by proxy at the meeting will be required to approve each matter, except in the election of directors for which a plurality of the votes cast is required for election. Shares of Common Stock held by the Company or any subsidiary of the Company will not be considered present or entitled to vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership, as of the close of business on April 7, 2000 (except as otherwise indicated), of shares of Common Stock by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each current director of the Company, each executive officer included in the Summary Compensation Table, and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after April 7, 2000. The percentages are based upon 7,430,072 shares outstanding as of April 7, 2000.

               NAME (AND ADDRESS                                 SHARES BENEFICIALLY OWNED
          OF 5% BENEFICIAL OWNERS) (1)                       NUMBER          PERCENT OF CLASS
          ----------------------------                    -------------      ----------------
Dimensional Fund Advisors, Inc.                             647,350 (1)             8.7%
Greenfield Capital Partners B.V. ("Greenfield")             412,441 (2)             5.6%
Massachusetts Financial Services Company                    402,200 (3)             5.4%
SAFECO Corporation                                          395,000 (4)             5.3%
John C. Wooley                                            1,048,934 (5)            13.6%
Jeffrey J. Wooley                                           255,569 (6)             3.4%
Darrell Kolinek                                              42,474 (7)               *
Monica Gill                                                  17,122 (8)               *
Floor Mouthaan                                              412,441 (9)             5.6%
Raymond A. Rodriguez                                         18,169                   *
John L. Hill, Jr.                                            10,000 (10)              *
Azie Taylor Morton                                            2,300 (11)              *

-----------
All executive officers and directors as a group           1,805,867 (12)           23.0%
(eight persons)

-----------------------

* Less than 1%

(1) Based on review of Schedule 13G, and current as of December 31, 1999. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Includes 362,441 shares held by NethCorp Investments VI B.V. ("NethCorp"), of which Greenfield is the managing general partner, and 50,000 shares held by CapCorp Investments N.V., an affiliate of Greenfield ("CapCorp"). The business address for Greenfield is Janskerkhof 12, 3512 B.L. Utrecht, The Netherlands.

(3) Based on review of Schedule 13G, and current as of December 31, 1999. The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(4) Based on review of Schedule 13G, and current as of December 31, 1999. Includes 298,600 shares held by SAFECO Common Stock Trust ("SCST"), and 96,400 shares held by SAFECO Resource Series Trust. Each trust is a registered investment company under the Investment Company Act of 1940. The investment advisor to both trusts is SAFECO Asset Management Company ("SAMC"), which is a subsidiary of SAFECO Corporation. SAMC and SAFECO Corporation disclaim beneficial ownership of all 395,000 shares. The address for SAFECO Corporation is SAFECO Plaza, Seattle, Washington 98185.

(5) Includes 246,876 shares purchasable from the Company by John Wooley and 22,396 shares of which Mr. Wooley disclaims beneficial ownership purchasable by his wife, in her capacity as an employee of the Company, within 60 days after April 7, 2000 pursuant to options granted by the Company. Also includes 1,142 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee. Currently, 7,813 shares held by John Wooley, Jeffrey Wooley or the Wooley Trust are subject to exercisable options in favor of an unrelated third party.

(6) Includes 97,918 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company. Also includes 1,142 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.

(7) Includes 41,374 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company. 12,937 of such shares subject to options are owned by Mr. Kolinek's wife, in her capacity as an employee of the Company.

(8) Includes 16,000 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company. Ms. Gill resigned from the Company effective March 31, 2000.

(9) Includes 362,441 shares held by NethCorp, and 50,000 shares held by CapCorp. Mr. Mouthaan is the managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Mr. Mouthaan disclaims beneficial ownership of all such shares. The business address of Mr. Mouthaan is Janskerkhof 12, 3512 B.L. Utrecht, The Netherlands.

(10) Includes 10,000 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company. Excludes 2,500 shares owned by Judge Hill's wife, as to which he disclaims beneficial ownership.

(11) Includes 2,300 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company.

(12) Shares deemed to be beneficially owned by more than one executive officer or director have only been counted once in determining total shares beneficially owned by all executive officers and directors as a group. Includes 436,864 shares purchasable from the Company within 60 days after April 7, 2000 pursuant to options granted by the Company.

        A majority of the shares beneficially owned by John Wooley and Jeffrey Wooley, excluding the shares purchasable from the Company upon the exercise of stock options, are pledged to secure personal indebtedness or are subject to outstanding options granted to various third parties. A change in control of the Company may result if a significant number of these shares are transferred upon foreclosure resulting from an inability to repay the debts secured by these pledges.

                              ELECTION OF DIRECTORS

        The bylaws of the Company provide for a Board of Directors consisting of seven members divided into two classes of two directors each and one class of three directors, each class serving three-year staggered terms. During 1999, one of the Company's directors resigned leaving six directors on the Company's Board of Directors.

        It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxies will be voted for the reelection of John L. Hill, Jr. and Floor Mouthaan, each a current member of the Board of Directors, to terms of office expiring in 2003. The nominee for each director position receiving a plurality of the votes cast in person or by proxy at the meeting shall be elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management of the Company has no reason to believe that any such person will be unavailable for election.

DIRECTORS AND EXECUTIVE OFFICERS

        The directors of the Company are divided into three classes, designated as Class A, Class B and Class C. Floor Mouthaan and John L. Hill, Jr. are currently the Class B directors and are standing for reelection at this annual shareholders meeting. John C. Wooley and Azie Taylor Morton are currently Class C directors and will stand for reelection at the 2001 shareholders meeting. Raymond A. Rodriguez and Jeffrey J. Wooley are currently Class A directors and will stand for reelection at the 2002 annual shareholders meeting. After this annual meeting, there will continue to be one vacant position on the Board of Directors in the group of Class B directors. Officers are elected by and serve at the discretion of the Board of Directors.

        The current directors and executive officers of the Company are:

                                                                    PRESENT
                                                                     TERM      YEAR FIRST
      NAME/POSITION WITH THE COMPANY                        AGE     EXPIRES      ELECTED
      --------------------------------                      ---     -------     ---------
John C. Wooley(1)                                            51       2001        1981
     Chairman of the Board and President
Jeffrey J. Wooley(1)                                         54       2002        1981
     Senior Vice President, Secretary, and Director
Darrell W. Kolinek                                           48        N/A         N/A
     Senior Vice President, Restaurant Operations
John L. Hill, Jr.(2)(3)                                      76       2000        1996
     Director
Azie Taylor Morton(2)(3)                                     64       2001        1996
     Director
Floor Mouthaan(2)(3)                                         53       2000        1994
     Director
Raymond A. Rodriguez                                         42       2002        1994
     Director

------------
(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.

         JOHN C. WOOLEY has served as Chairman of the Board and President of the Company since 1981. From 1974 to 1981 he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from the University of Texas at Austin.

         JEFFREY J. WOOLEY has served as Vice President and Secretary of the Company since 1981. Mr. Wooley also served as General Counsel of the Company from 1981 through 1997. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. Mr. Wooley received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey Wooley and John Wooley are brothers.

         DARRELL W. KOLINEK joined the Company in May 1980 as operations supervisor. He was a franchise consultant from December 1987 to December 1990, when he became Director of Franchise Services. Mr. Kolinek was appointed Vice President of Franchise Services in January 1995 and was promoted to Senior Vice President of Franchise Services in July 1995. His title was changed to Senior Vice President of Franchise Relations in 1998, and in 1999 was changed to Senior Vice President of Restaurant Operations. Mr. Kolinek attended Southwest Texas State University.

         JOHN L. HILL, JR. has been a name partner in the Houston-based law firm of Liddell, Sapp, Zivley, Hill & LaBoon L.L.P. since 1988. In 1999, this law firm merged with another and the consolidated law firm's name is Locke Liddell & Sapp LLP. Mr. Hill has served as the Secretary of State of the State of Texas, Attorney General of Texas and Chief Justice of the Supreme Court of Texas.

         AZIE TAYLOR MORTON has been the president of Exeter Capital Asset Management Company, an Austin-based money management firm, since January 1993. From 1989 to December 1992, Ms. Morton was the Director of Resource Coordination for Reading is Fundamental, a non-profit organization based in Washington, D.C. that makes reading materials available for children. Ms. Morton has served as

Treasurer of the United States and Commissioner of the Virginia Department of Labor and Industry. Ms. Morton has also served as a director of Citizens Funds since 1992 and of HIV-VAC, Inc. since 1999.

         FLOOR MOUTHAAN has been the managing director of Greenfield, the managing general partner of NethCorp, since April 1995. Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, The Netherlands, from July 1988 to March 1995.

         RAYMOND A. RODRIGUEZ has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since June 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since June 1992, and has been an owner of a Schlotzsky's Deli restaurant in Chicago, Illinois since February 1993, another in Glenview, Illinois since June 1995, and a third in Gurnee, Illinois, which opened in January 1998.

BOARD COMMITTEES

         The Board of Directors has standing Audit, Compensation and Executive Committees.

         The Audit Committee annually recommends to the Board of Directors the appointment of independent accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company, and submits recommendations to the Board of Directors regarding oversight and compliance with accounting principles and legal requirements. The Audit Committee is composed of John L. Hill, Jr., Azie Taylor Morton and Floor Mouthaan.

         The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and the overall compensation policies of the Company and administers the Company's 1993 Stock Option Plan, as amended. The Compensation Committee is composed of John L. Hill, Jr., Azie Taylor Morton and Floor Mouthaan.

         The Executive Committee has authority to take any action which can be taken by the entire Board of Directors, except actions reserved to other committees or which may be taken only by the full Board of Directors under law or pursuant to the Company's bylaws. The Executive Committee is composed of John Wooley and Jeffrey Wooley.

         The Board of Directors held four meetings in person during the fiscal year ended December 31, 1999 and took action by unanimous consent two times. The Audit Committee met one time during the fiscal year ended December 31, 1999. The Compensation Committee met three times during the fiscal year ended December 31, 1999 and took action by unanimous consent two times. The Executive Committee did not meet in 1999, but took action by unanimous consent eighteen times. During 1999, each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which such director served.

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1997, 1998 and 1999 to the Company's chief executive officer and each other executive officer as of the end of the fiscal year ended December 31, 1999, who received compensation in excess of $100,000 for such fiscal year (collectively, the "named executive officers").

                                                                                    LONG-TERM
                                                                                    COMPENSA-
                                                   ANNUAL COMPENSATION             TION AWARDS
                                        -------------------------------------      ----------
                                                                                   SECURITIES
    NAME AND                                                     OTHER ANNUAL      UNDERLYING         ALL OTHER
PRINCIPAL POSITION               YEAR    SALARY        BONUS     COMPENSATION      OPTIONS (#)      COMPENSATION
------------------               ----    ------        -----     ------------      -----------      ------------
John C. Wooley                   1999   $225,000        -0-          -0-               -0-               -0-
   Chairman of the               1998   $183,034      $16,667        -0-             300,000             -0-
   Board and President           1997   $150,000        -0-          -0-               -0-               -0-

Jeffrey J. Wooley                1999   $170,000        -0-          -0-               -0-               -0-
   Senior VP and Secretary       1998   $138,177        -0-          -0-             100,000             -0-
                                 1997   $120,000        -0-          -0-               -0-               -0-

Monica Gill (1)                  1999   $130,000        -0-          -0-              7,500              -0-
   Executive VP and CFO          1998   $103,883        -0-          -0-               -0-               -0-

Darrell Kolinek                  1999   $132,500        -0-          -0-              5,000              -0-
   Senior Vice President         1998   $121,840        -0-          -0-               -0-               -0-

(1) Ms. Gill resigned from the Company effective March 31, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

         The following stock options were granted in 1999 to the executive officers included in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                          NO. OF       %OF TOTAL                                        POTENTIAL REALIZABLE
                        SECURITIES      OPTIONS                                           VALUE AT ASSUMED
                        UNDERLYING     GRANTED TO    EXERCISE OR                        ANNUAL RATES OF STOCK
                         OPTIONS       EMPLOYEES     BASE PRICE      EXPIRATION        PRICE APPRECIATION FOR
        NAME             GRANTED        IN 1999     ($/SHARE)(1)        DATE                 OPTION TERM
        ----            ----------     ----------   ------------    ------------   -----------------------------
                                                                                        5%               10%
                                                                                   -------------     -----------
Monica Gill                7,500          8.52         $11.00         1/11/09         $51,884          $131,483

Darrell Kolinek            5,000          5.68         $11.00         1/11/09          34,589            87,656

-----------

(1) The fair market value of the Company's Common Stock (calculated according to the 1993 Stock Option Plan, as amended) on January 11, 1999 was $10.19375. The closing price per share of Common Stock on December 31, 1999 was $6.625.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

        Set forth in the following table is summary information regarding the number of all unexercised options as of the end of 1999 for each of the executive officers included in the Summary Compensation Table. None of such executive officers exercised options in fiscal year 1999.

                              NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                        UNEXERCISED                    IN-THE-MONEY OPTIONS AT
                               OPTIONS AT FISCAL YEAR-END(#)            FISCAL YEAR-END($) (1)
                             --------------------------------       -----------------------------
       NAME                  EXERCISABLE        UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
------------------------     -----------        -------------       -----------     -------------
John C. Wooley                 146,876             199,999              -0-              -0-
Jeffrey J. Wooley               64,585              66,665              -0-              -0-
Monica Gill                     13,500              11,500              -0-              -0-
Darrell Kolinek                 26,771               6,667              -0-              -0-

-----------

(1) The closing price per share of Common Stock on December 31, 1999 was $6.625.



COMPENSATION OF DIRECTORS

         Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month, $1,000 for each meeting of the Board of Directors attended and $1,000 per committee meeting attended. Directors' expenses for attending meetings currently are not reimbursed by the Company.

         Under the Company's 1995 Nonemployee Director Stock Option Plan (the "Directors Stock Option Plan"), options to purchase 10,000 shares of Common Stock are automatically granted to each of up to three non-employee directors appointed or elected to the Board of Directors for the first time after August 31, 1995. The options are granted at fair market value based upon trading prices during a specified period prior to the date of grant. All options granted are nonqualified stock options under the Internal Revenue Code of 1986, as amended. Options granted under the Directors Stock Option Plan vest in three equal annual increments, with the first third vesting on the date of grant, and will expire ten years after the date of grant. The Directors Stock Option Plan is administered by the Board or a committee consisting of at least two directors who are not eligible to receive options under the Directors Stock Option Plan, but option grants and terms are nondiscretionary. The exercise price for these options may be paid in cash or by shares of Common Stock at their fair market value at the time of exercise.

EMPLOYMENT AGREEMENTS

         Effective February 16, 1998, the Company entered into new employment agreements with John C. Wooley and Jeffrey J. Wooley. The new employment agreements provide for: (i) three-year terms, renewable for one year periods thereafter; (ii) annual base salaries of $200,000 increasing to $250,000 by 2000 for John Wooley, and $160,000 increasing to $185,000 by 2000 for Jeffrey Wooley; and (iii) payment of the salary for the balance of the term of the agreement if terminated without cause. In addition, cash incentive plans were adopted for 1998, establishing performance criteria which, if met, would result in bonuses ranging from 8% to 100% of their annual salaries, depending on whether certain threshold performance criteria were met. John Wooley earned $16,667 pursuant to his bonus plan during 1998. No bonus was paid for 1999, but it is contemplated that a new bonus arrangement may be adopted for 2000. John Wooley and Jeffrey Wooley are bound by contractual confidentiality and noncompete provisions which extend 24 months beyond the termination of their employment with the Company for any reason.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of more than 10% of the Company's Common Stock ("reporting persons") are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of copies of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1999 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1999, and any written representations furnished to the Company by reporting persons that no Form 5 is required, the Company believes that the reporting persons complied with all Section 16(a) filing requirements during fiscal year 1999, except that John L. Hill, Jr., a director of the Company, filed late one Form 4, in connection with one transaction, reporting a purchase of the Company's Common Stock by his wife in March 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No executive officer of the Company serves as a member of the Compensation Committee or as a director of any other entity, an executive officer of which serves on the Compensation Committee or is a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of the Directors (the "Committee") is currently comprised of three nonemployee directors and is responsible for reviewing salaries and benefits of the executive officers of the Company, outlining their job descriptions, establishing guidelines for performance and making recommendations to the full Board of Directors regarding compensation for the executive officers.

         Historically, compensation for executive officers has been based upon the following criteria: level of responsibility at the Company; individual performance and commitment to the Company; level of experience; the amount of compensation paid to executive officers of comparable companies; the amount of time and effort required by that position (both generally and for the fiscal year); contributions to the profitability of the Company; assessment of risks associated with losing the benefit of their services; and number of years of service with the Company. The Committee expects that these will continue to be the principal criteria for evaluating executive officer compensation.

         The Committee sought advice from independent compensation consultants with respect to compensation packages for 1998 for the top two executive officers, John Wooley and Jeffrey Wooley. The Committee determined that these two executive officers would be most effectively motivated by a compensation structure which gives them the opportunity to earn above average total compensation which includes cash incentives for accomplishing targeted performance criteria and stock-based incentives for highly successful stock performance. Accordingly, the Committee's philosophy with respect to these two executive officers, as discussed with the compensation consultants, was to: emphasize incentive compensation with cash and stock-based opportunities; and de-emphasize fixed cash compensation, by seeking salary levels slightly below the average of an appropriate peer group. The consultants were asked to make recommendations consistent with this philosophy which would provide incentives to the two executive officers with (a) total annual cash compensation (including annual cash-based incentives) at a meaningful level above historical levels, but slightly below the average for their peer group, and (b) above average stock-based compensation for successful stock performance.

         In accordance with these recommendations, the Committee approved three-year employment agreements and certain stock options effective February 1998, each summarized as follows:

         EMPLOYMENT AGREEMENTS

         The agreements provide for a three-year term, renewable for one year periods thereafter; annual base salary of $200,000 increasing to $250,000 by 2000 for John Wooley, and $160,000 increasing to $185,000 by 2000 for Jeffrey Wooley; and payment of base salary for the balance of the term if terminated without cause. In addition, cash incentive formulas were adopted for 1998, establishing performance criteria which, if met, would result in bonuses ranging from 8% to 100% of their annual salaries, depending on whether certain threshold performance criteria were met. No new cash incentive formulas were adopted for 1999.

         STOCK  OPTIONS

                NAME           # OF OPTIONS       VESTING        EXERCISE PRICE
         -----------------    ---------------   ------------   ------------------
         John C. Wooley            50,000       1/3 per year        $17.69375
                                  150,000       1/3 per year        $22.095
                                  100,000       1/3 per year        $23.93625

         Jeffrey J. Wooley         25,000       1/3 per year        $17.69375
                                   41,666       1/3 per year        $22.095
                                   33,334       1/3 per year        $23.93625

In granting these options, the Committee considered the Company's practices and the practices of similarly situated companies, with respect to stock option grants for the years 1994 through 1997. The grants reflect the Committee's attempt to address its conclusion that the compensation packages for John Wooley and Jeffrey Wooley for those years were below the median of those received by their counterparts at comparable companies. In addition, the Committee decided to make these grants applicable to fiscal years 1998 and 1999, consistent with their understanding of the stock option grant practices of many public companies. Accordingly, no additional stock option grants were made to John Wooley or Jeffrey Wooley during 1999.

         The following compares John Wooley's compensation for the last two fiscal years with the Company's performance for the same periods.

                      JOHN WOOLEY'S ANNUAL       COMPANY'S NET       SYSTEMWIDE
          YEAR            COMPENSATION               INCOME             SALES
       ---------     ----------------------     ---------------    ---------------
          1998             $199,700*               $6,206,000        $349,000,000
          1999             $225,000                $  526,000        $400,000,000

----------------
* Includes $16,667 earned pursuant to Mr. Wooley's 1998 cash incentive formula.

         The Committee intends to continue to evaluate the performance of the Company in light of management's efforts and to recommend to the Board of Directors appropriate adjustments in compensation as the situation warrants, and may continue to seek advice from time to time from independent compensation consultants with respect to executive officer compensation.

                                   Submitted by the Compensation Committee:

                                   John L. Hill, Jr.
                                   Azie Taylor Morton
                                   Floor Mouthaan

COMPARISON OF CUMULATIVE TOTAL RETURN

         The graph below compares the cumulative total return for the Company's Common Stock over the entire period of time that the Company has been public to the end of fiscal 1999 to that of the Standard & Poor's Restaurants Index and the NASDAQ Stock Market (U.S.) Index. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

               COMPARISON OF 48 MONTHS CUMULATIVE TOTAL RETURN*
                  AMONG SCHLOTZSKY'S, INC., THE NASDAQ STOCK
               MARKET (U.S.) INDEX AND THE S&P RESTAURANTS INDEX




                                    [GRAPH]

                                                 CUMULATIVE TOTAL RETURN
                                  --------------------------------------------------
                                  12/15/1995   12/95   12/96   12/97   12/98   12/99
SCHLOTZSKY'S, INC.                   100         93      91     133      90      60
NASDAQ STOCK MARKET (U.S.)           100         99     122     150     211     382
S&P RESTAURANTS                      100        101     100     107     168     171


         * $100 INVESTED ON 12/15/95 IN STOCK OR ON 11/30/95
           IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS
           FISCAL YEAR ENDING DECEMBER 31.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         John C. Wooley and Jeffrey J. Wooley have personally guaranteed obligations of the Company to various lenders and equipment lessors. The Company has agreed to indemnify each of them against liabilities, costs and expenses they may incur under such guarantees. The approximate total amount of these obligations was $3,268,000 at December 31, 1999. John Wooley has also pledged a personal life insurance policy to secure certain Company indebtedness.

         In January 1993, John Wooley and Jeffrey Wooley signed promissory notes to the Company for $320,000 and $77,000, respectively, to evidence obligations owed to predecessor entities. These notes have been restructured several times, most recently in February 1998. The restructured notes have a five year term from January 1996, with quarterly payments of interest and principal and an interest rate of 7.5%. The largest aggregate amounts of such indebtedness, including accrued interest, from January 1, 1999 through December 31, 1999 were the outstanding balances at December 31, 1999 of approximately $124,000 for John Wooley and $252,000 for Jeffrey Wooley. The restructured terms of these notes were ratified by the Board of Directors in January 1996.

         In June 1992, Barmar Enterprises, Inc. ("Barmar"), a corporation controlled by Raymond Rodriguez, a director of the Company, became an area developer for the Company in territories in the Chicago area, and in March 1993, Fairfax Restaurant Group, Inc., of which Mr. Rodriguez is a principal shareholder, was granted a franchise pursuant to the Barmar area development agreement. In June 1995, Mr. Rodriguez and two other individuals were jointly granted a franchise for an additional store in the Chicago area, and in January 1998, Gurnee Buns, Inc., of which Mr. Rodriguez is a principal shareholder, was granted a franchise for an additional store, also in the Chicago area. During fiscal 1999, the Company paid Barmar approximately $198,000 as its share of franchise fees and royalties under its area development agreement with the Company. In addition, in 1999, the Company agreed to pay Barmar $1,250,000 to reduce the amount of royalties payable to 1.25% from 2.5% out of the 6.0% that the Company receives and to reduce Barmar's portion of franchise fees paid to one-third from one-half. The franchisees with operating stores in which Mr. Rodriguez holds an interest paid the Company approximately $90,000 in royalties during 1999. The 1999 transaction was approved by the disinterested members of the Board of Directors during 1998, and the Company believes that the terms of the area development agreement (as amended) with Barmar and the franchise agreements with these franchisees are as favorable to the Company as those with other area developers or franchisees.

         In December 1995, the Company entered into a master license agreement with Buxtehude Holding B.V. ("Buxtehude"), a former shareholder of the Company, of which John M. Rosillo, a former director of the Company, is managing director. Pursuant to the terms of the agreement, Buxtehude paid the Company $150,000 in cash and $350,000 by promissory note. This transaction was approved by the disinterested members of the Board of Directors of the Company. The note, which is past due, bore interest at 9% and was repayable in three installments, with the last installment of $175,000 due on December 31, 1998. The largest aggregate amount of such indebtedness since January 1, 1999 was approximately $350,000. As of December 31, 1999, the balance of this obligation, including accrued interest, was approximately $350,000.

REAL ESTATE TRANSACTIONS

         On December 31, 1993, the Company sold a tract of land in Austin, Texas to WTM Development, Inc. ("WTM"), of which John Wooley and Jeffrey Wooley are principal shareholders, for a promissory note in the amount of $350,000 secured by the property, bearing interest at the rate of 9% per annum and maturing on December 31, 1995. In 1994 and 1995, the Company made unsecured loans aggregating $161,000 to WTM to allow WTM to meet obligations related to the development of the property. These loans bore interest at the rate of 9% per annum and were payable on demand. Effective December 13, 1995, the amounts owed to the Company by WTM were restructured to provide for payments of interest only until maturity in five years, for a reduced rate of interest of 8% per annum, and for a commitment to make additional advances of up to $35,000. The largest aggregate amount of such indebtedness since January 1, 1999, and the principal balance of this obligation, including accrued interest, as of December 31, 1999, was approximately $752,000.

         The Company and Third & Colorado 19, L.L.C. ("T&C 19"), a limited liability company owned by John Wooley and Jeffrey Wooley, entered into a lease agreement effective March 21, 1997, under which the Company leases from T&C 19 approximately 29,410 square feet of office space, and 11,948 square feet of storage space, in Austin, Texas for the Company's corporate headquarters. Under the terms of the lease, the Company pays annual net rental of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space, for a term of ten years beginning November 1997. This transaction was approved by the disinterested members of the Board of Directors of the Company. T&C 19 also provided up to 20,000 square feet of additional storage space to the Company at no charge for over 5 years, ending March 2000, when the storage site was sold. Pursuant to the terms of the sale of this property, the purchaser agreed to continue to provide 90 parking spaces to the Company at the rate of $25 per space (the same rate charged by T&C 19) for an unspecified amount of time, at least until the planned construction begins on the property. In May of 1998, T&C 19 and Third & Colorado 29, L.L.C. ("T&C 29"), a limited liability company owned by John Wooley and Jeffrey Wooley, were merged into Third and Colorado, L.L.C. ("T&C"), another limited liability company owned by John Wooley and Jeffrey Wooley.

         In November 1998, T&C entered into a sublease arrangement under which T&C subleases a cubicle in the Company's corporate headquarters for which T&C pays the Company a monthly rent of $375. This transaction was approved by the disinterested members of the Board of Directors during December 1998, and the Company believes that the terms of the sublease agreement are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

MASTER LICENSE AND AREA DEVELOPMENT AGREEMENTS

         Bonner Carrington Corporation European Market ("BCCEM"), an affiliate of Bonner Carrington Corporation ("BCC"), is the master licensee of the Company for Germany, France and certain other territories. In connection with such master licenses, BCCEM has executed promissory notes payable to the Company. As amended, the notes bear interest at 9% per annum and provide for installment payments of principal and interest beginning in December 1998 and ending in December 2007. The largest aggregate amount of indebtedness since January 1, 1999, and the balance (including accrued interest) outstanding on December 31, 1999 owed by BCCEM to the Company under such notes was $1,071,436. The Company owns a 7.5% preferred stock interest in BCCEM, has an option to acquire an additional 10% preferred stock interest in BCCEM, and has options to acquire BCCEM and its territories at predetermined prices during a period ending in December 2011. In February 1999, the Company took assignment of a promissory note previously executed by BCC which was payable to a bank and was guaranteed by the Company. The largest aggregate amount of indebtedness since such assignment in February 1999, and the balance (including accrued interest) on December 31, 1999, owed by BCC to the Company under such note was $440,576. The Company also holds the right to reacquire the master license territory for Brazil and Chile for a predetermined price from Java Rim Corporation, an affiliate of BCC, and the Company has paid $100,000 earnest money in connection with such right. Before and during fiscal year 1999, BCC managed properties owned by T&C and by CBD 29, Inc. ("CBD 29") and their affiliates, including the office and storage space in Austin, Texas leased by the Company. See "Real Estate Transactions". CBD 29 is controlled by Buxtehude, a former shareholder of the Company of which John M. Rosillo, a former director of the Company, is managing director. John Wooley and Jeffrey Wooley were officers and directors of CBD 29 but did not own an equity interest in CBD 29.

         In December 1994, the Company granted a master license for Ontario, Canada and other Canadian provinces to TexFran Associates, Ltd. ("TexFran"), for $25,000 in cash and a $200,000 promissory note bearing interest at 6% per annum. The cash paid to the Company by TexFran was loaned to TexFran by CBD 29 or its affiliates and the TexFran note to the Company was guaranteed by CBD 29. CBD 29 had a right of first refusal to acquire the master license for Ontario, Canada and the other Canadian provinces held by TexFran if TexFran wanted to sell or relinquish the rights. TexFran also had a put option to sell its master license to CBD 29. John Wooley and Jeffrey Wooley personally guaranteed CBD 29's obligations under this put option. The Company consented to the right of first refusal and the put option of the master license to CBD 29 which were transferred to T&C 29. This right of first refusal and the guaranty of the TexFran note were terminated in September 1997, and the balance of the note was repaid in June 1998. The Company believes that the terms of the master license were as favorable to the Company as those with other master licensees.

         In March 1995, EuroAmerican Development, B.V. became the master licensee of the Company for Belgium, The Netherlands and Luxembourg. In July 1996, NethCorp, a shareholder of the Company, assumed control of EuroAmerican Development under terms not disclosed to the Company. Greenfield is the managing general partner of NethCorp, and Floor Mouthaan, a director of the Company, is the managing director of Greenfield. The Company was not involved in the negotiations between EuroAmerican Development and NethCorp. The Company recorded no developer revenue in fiscal 1998 from NethCorp under this master license agreement. However, in April 1998, the Company reacquired the territories from NethCorp for $290,000 (in the form of $125,000 cash and the remainder through cancellation of indebtedness). The master licensee arrangement with EuroAmerican Development, B.V., as well as the reacquisition of the territories, were approved by the disinterested members of the Board of Directors of the Company.

APPROVAL OF DISINTERESTED DIRECTORS

         The foregoing transactions were entered into between related parties and, except as otherwise noted, were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. During fiscal 1999, the Company did not, and in the future will not, enter into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest, unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

         Grant Thornton LLP, independent accountants, audited the accounts of the Company for the fiscal years ended December 31, 1997, 1998 and 1999. A representative of Grant Thornton LLP is expected to attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. Neither Grant Thornton LLP nor any of its associates has any relationship with the Company except in their capacity as auditor. The Board of Directors has retained Grant Thornton LLP as the Company's auditors for the fiscal year ending December 31, 2000. The Board is seeking ratification of their appointment as the auditors at this year's annual meeting.

         It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxy will be voted for the ratification and approval of the selection of Grant Thornton LLP as the Company's auditors for the fiscal year ending December 31, 2000.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         It is anticipated that the 2001 Annual Meeting of Shareholders of the Company will be held on May 25, 2001. Proposals of shareholders intended to be presented at the 2001 annual meeting, in accordance with SEC Rule 14a-8, must be received in writing by the Company at its principal executive offices for inclusion in the Company's proxy statement and form of proxy between November 20, 2000 and December 20, 2000. The proposal should be addressed to Jeffrey J. Wooley, Secretary of the Company, at the principal executive offices of the Company which are located at 203 Colorado Street, Austin, Texas 78701.

                       FINANCIAL STATEMENTS AND FORM 10-K

         The Consolidated Financial Statements of the Company and its subsidiaries, which include audited consolidated balance sheets as of December 31, 1999 and 1998 and audited consolidated statements of operations and cash flows for the years ended December 31, 1999, 1998 and 1997, are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "Form 10-K"). The Company will furnish a copy of the Form 10-K without charge to each person who was a beneficial owner of its securities on April 7, 2000, the record date for the Company's Annual Meeting of Shareholders, and who wishes to receive a copy of the Form 10-K, upon the written request of any such person. Requests for copies of such reports should be directed to Investor Relations Department, Schlotzsky's, Inc., 203 Colorado Street, Austin, Texas 78701.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

                           FORWARD LOOKING STATEMENTS

         The statements contained in this Proxy Statement that are not historical are "forward looking statements," as that term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.

PROXY                                                                      PROXY


                              SCHLOTZSKY'S, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John C. Wooley and Darrell Kolinek, or either of them, as Proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of Schlotzsky's, Inc. (the "Company") held of record by the undersigned on April 7, 2000, at the Annual Meeting of Shareholders to be held on May 26, 2000, and any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                (Continued, and to be signed on reverse side)

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/


                                                               WITHHOLD
                                       FOR the nominees        AUTHORITY
                                         listed below           to vote       FOR all except

1. ELECTION OF DIRECTORS                      / /                / /          / /
(INSTRUCTION: To withhold authority
to vote for any individual nominee,                                                             ---------------------------
mark the oval "For All Except" and                                                              Nominee Exception
write that nominee's name in the
space provided.)

(01) John L. Hill, Jr.

(02) Floor Mouthaan



                              For  Against  Abstain

2. Proposal to ratify and     / /    / /      / /
   approve selection of Grant
   Thornton LLP as auditors
                              For  Against  Abstain
3. In their discretion, the   / /    / /      / /
   Proxies are authorized to
   vote upon such business as
   may properly come before
   the meeting or any
   adjournment thereof.

Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign.

Dated________________________________________, 2000

Signature__________________________________________

Signature if held jointly__________________________


When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by President or other authorized officer. If partnership, please sign partnership name by authorized person.

                              FOLD AND DETACH HERE



                        PLEASE VOTE, SIGN, DATE AND RETURN
                          THIS PROXY CARD PROMPTLY USING
                              THE ENCLOSED ENVELOPE.